Exhibit 15

Letter on Unaudited Interim Financial Information

Bristow Group Inc.

Houston, Texas

Re: Registration Statement No.  333-______

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated August 8, 2006, November 7, 2006, and February 5, 2007 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Houston, Texas
February 9, 2007